Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ON4 COMMUNICATIONS, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF NOVEMBER, A.D. 2012, AT 6:55 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3397838 8100

121282717

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 0028799

DATE: 12-03-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:55 PM 11/30/2012
FILED 06:55 PM 11/30/2012
SRV 121282717 - 3397838 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ON4 COMMUNICATIONS, INC.
a Delaware Corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

ON4 COMMUNICATIONS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article IV (A) Classes of Stock" of the Corporation's Certificate of Incorporation be amended in its entirety as follows:

> "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The amount of the total authorized capital stock in which the Corporation shall have authority to issue is six hundred and thirty million (630,000,000) shares, each with a par value of $0.0001 per share. Six hundred million (600,000,000) shares shall be Common Stock and thirty million (30,000,000) shares shall be Preferred Stock".

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, in accordance with Section 242 of the GCL, a majority of the Corporation's Stockholders approved and authorized the foregoing amendment (the "Amendment") by written consent in lieu of a meeting.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH: That the Certificate of Amendment of the Certificate of Incorporation shall be effective on November 1, 2012 (for accounting purposes only).

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Clayton Moore, its duly authorized President and Principal Executive Officer this 1st day of November, 2012.

By: ______________________
Clayton Moore
President and Chief Executive Officer

{W0168480.DOC}